Exhibit 10.5

ADDENDUM NO. 1 TO

CONSULTANCY AGREEMENT

This ADDENDUM NO. 1 TO CONSULTANCY AGREEMENT (the “Addendum”) is made and entered into May 22, 2019 (the “Effective Date”) by and between United Utilities Authority, Ltd., with its principal place of business located at 5/71 Soi Ramkhamheng 3 Soi 31 Intersection 5, Dokmai Subdistrict, Prawet District, Bangkok (“UUA”), and United Capital Consultants, Inc., with its principal place of business located at 3210 East Coralbell Avenue, Mesa, AZ 85204, USA (“UCC”). Each party is hereinafter referred to individually as a “Party” and collectively as the “Parties”).

RECITALS

WHEREAS, UUA is a private utility specializing in renewable energy projects and has identified and begun due diligence and negotiations on potential acquisitions in the form of solar energy farms available for purchase in Thailand (the “Facility” or “Facilities”);

WHEREAS, UCC has expertise in the area of project structure and finance and desires to finance acquisitions of solar energy farms or acquire solar energy farms;

WHEREAS, UUA had previously engaged UCC to provide consulting services and assist in financing projects under a Consultancy Agreement executed and between the parties on July 18, 2018, which is incorporated herein by reference (the “Consultancy Agreement”); and

WHEREAS, the Parties have entered into this Addendum to add to or amend the terms and conditions first described in the Consultancy Agreement.

AGREEMENT

NOW, THEREFORE, the Parties hereby agree as follows:

1.	Grant of Option to Purchase the Facilities

a.	Option. As per Exhibit A of the Consultancy Agreement, UCC may elect to invest its own capital into UUA’s projects. As UCC is presently interested in acquiring solar energy farms from UUA’s project pipeline, the Parties agree that at UCC’s discretion, UUA shall grant to UCC an option to directly purchase any Facilities with a collective generating capacity of 60 MW, or any interest in such Facilities acquired thereby. Upon completion of UCC’s acquisitions of any such Facilities, UCC shall enter into a separate agreement with UUA for UUA to manage such Facilities.

b.	Equity. As UCC anticipates obtaining direct equity in some of UUA’s other projects or may otherwise acquire an interest in UUA, UCC shall retain shareholder rights in connection with any shares of UUA or interests in any project companies owned by UUA subsequently acquired, which shall be independent of this Addendum or the Consultancy Agreement. Such rights may include, but are not limited to, the right to dividends, the right to vote, and the right to acquire additional shares.

2.	Term

a.	Term. This Addendum will remain in effect for the Term of the Consultancy Agreement, including any automatic renewals, unless otherwise terminated.

3.	Fees and Expenses

a.	Fees and Expenses. Fees and expenses will be handled as per the Consultancy Agreement, with the exception that UCC shall not be entitled to reimbursement for any expenses incurred in connection with acquisitions of Facilities from UUA’s pipeline.

4.	Miscellaneous

a.	Effect of Addendum. Except as amended as set forth above, the Consultancy Agreement shall continue in full force and effect.

b.	Definitions. All capitalized terms used herein without definition shall have the meanings ascribed to them in the Consultancy Agreement

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SIGNATURES

IN WITNESS WHEREOF, and intending to be legally bound, the Parties have duly executed this Agreement by their authorized representatives as of the date first written above.

United Utilities Authority, Ltd.	United Capital Consultants, Inc.

By:	/s/ Mr. Robert A. Buss	By:	/s/ Mr. Clayton F. Patterson
Name: Mr. Robert A. Buss		Name: Mr. Clayton F. Patterson
Title: Vice President		Title: Chief Executive Officer